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5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121
Community Bank System, Inc.
Declares Dividend and Announces Results of 2017 Annual Meeting

SYRACUSE, N.Y. — May 18, 2017 — Community Bank System, Inc. (NYSE: CBU) announced that it has declared a quarterly cash dividend of $0.32 per share on its common stock.  The dividend will be payable on July 10, 2017 to shareholders of record as of June 15, 2017.  The $0.32 cash dividend represents an annualized yield of 2.36% based on the closing share price of $54.18 on May 17, 2017.

The Company also announced that the Shareholders voted in line with the Board of Directors' recommendations on all proposals and elected the four directors standing for re-election at its Annual Shareholders Meeting on May 17, 2017.  Directors Brian R. Ace, Michael R. Kallet, John Parente, and John F. Whipple, Jr. were elected to hold office until the 2020 Annual Meeting of Shareholders or until their successors are duly elected and qualified.  The Shareholders also (i) approved the Community Bank System, Inc. 2014 Long-Term Incentive Plan, as amended, (ii) approved, on an advisory basis, the Company's executive compensation programs, (iii) approved, on an advisory basis, to hold future say-on-pay votes every year, and (iv) ratified the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A.  With assets of approximately $11.0 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions.  In addition to a full range of retail, municipal, and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services.  The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, and actuarial and other consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU's management and CBU does not assume any duty to update forward-looking statements.